Exhibit 99.1

INFORMATION

For Immediate Release
January 15, 2014
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE PROVIDES PRELIMINARY FIRST QUARTER OPERATING RESULTS,
REAFFIRMS GUIDANCE FOR FISCAL 2014 AND COMMENTS ON THE BUSINESS

Meridian Bioscience, Inc. Cincinnati, Ohio (NASDAQ: VIVO) today announced weaker than expected preliminary operating results for the first quarter ended December 31, 2013.

Fiscal 2014 First Quarter Preliminary Outlook
Due to factors including reduced hospital admissions and declining C. difficile incidence rates in hospitals putting further pressure on an already competitive market, Life Science shipments delayed into the second quarter of fiscal 2014, the timing of the start of the influenza season and related revenue impact, and food test ordering patterns, first quarter net sales are expected to be approximately $44.8 million, or down 1% compared with fiscal 2013 first quarter net sales of $45.4 million. Based on these net sales, diluted earnings per share are expected to be between $.17 and $.18.  This compares to diluted earnings per share of $.20 for the first quarter of fiscal 2013. Meridian does not provide sales and earnings guidance on a quarterly basis.  However, analyst estimates for net sales range from $48 million to $49.5 million (consensus median estimate of $49 million) and diluted earnings per share estimates range from $.21 to $.25 (consensus median estimate of $.22).

Fiscal 2014 Guidance
Based on second quarter to-date diagnostics order volume and sales, as well as expected higher than initially planned revenues from influenza, and Life Science shipments to-date (timing items that negatively affected the first quarter), management expects the second quarter ending March 31, 2014, sales and earnings will be above the Company's previous internal expectations.  Based on this information, management is reaffirming its initial guidance of net sales of $203 million to $208 million and diluted earnings per share of $0.98 to $1.03.

Business Commentary
Below is a brief commentary on fiscal 2014 first quarter revenues by Meridian’s reportable segments, Diagnostics and Life Science.

Diagnostics:
Diagnostics revenues of $34.8 million decreased 2% from the first quarter of fiscal 2013. Ordering patterns, timing of the flu season, and trends in hospital admissions and lower C. difficile incidence rates in North America drove the bulk of the decline.  illumigene molecular revenues increased 15% driven by illumigene Group B strep and illumigene Group A strep. Immunoassay revenues declined 7%, driven by flat foodborne sales (ordering patterns) and a 35% decline in respiratory sales in North America (early start to flu season in fiscal 2013 vs. fiscal 2014).

Life Science:
Life Science revenues increased 3% to $10 million, with our Bioline molecular component increasing 16% and our immunoassay component business declining 7% due to customers delaying shipments to the second quarter.

John A. Kraeutler, Chief Executive Officer stated, “Clearly we are disappointed with the results of the first quarter.  While additional spending for the Medical Device Tax and equity incentives contributed to earnings being off the prior year, revenue shortfalls in the C. difficile, foodborne, and influenza/respiratory testing categories, along with core Life Science, were the basis for the miss. While we believe a significant portion of the shortfall is a shift in revenues from the first quarter to the second quarter (over $2.5 million), in our Diagnostics unit we are placing greater emphasis on tests for infectious disease in ambulatory patients; primarily illumigene Group B and Group A strep, along with tests for influenza and other respiratory diseases.  We also believe that illumigene Pertussis, an aid in diagnosing whooping cough, will provide meaningful revenues once FDA clearance is received.  Our Life Science unit is expected to perform very well in the second quarter and perform at expectations throughout the remainder of the year.”

FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

###